Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 6, 2013, except as to Note 1, as to which the date is                     , 2013, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-190610) and related Prospectus of Benefitfocus, Inc. for the registration of 5,175,000 shares of its common stock.

Ernst & Young LLP

Raleigh, NC

The foregoing consent is in the form that will be signed upon the completion of the Corporate Restructuring of the Company described in Note 1 to the consolidated financial statements.

/s/ Ernst & Young LLP

Raleigh, NC

September 4, 2013